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Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
Thermadyne Holdings Corporation:
We consent to the incorporation by reference in the Registration Statements (i) on Form S-8 (No. 333-126216) pertaining to the 2005 Employee Stock Purchase Plan and (ii) on Form S-8 (No. 333-118718) pertaining to the 2004 Non-Employee Directors’ Stock Option Plan, 2004 Stock Incentive Plan, Non-Employee Directors’ Deferred Stock Compensation Plan, and Individual Stock Option Agreements of Thermadyne Holdings Corporation (the Company) of our reports dated March 30, 2007 with respect to the consolidated balance sheet of Thermadyne Holdings Corporation as of December 31, 2006 and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the year ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006.
As discussed in Note 2 to the consolidated financial statements, the Company adopted the recognition and disclosure provisions as required by Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” as of December 31, 2006.
As discussed in Note 14 to the consolidated financial statements, effective January 1, 2006 the Company adopted the fair value method of accounting for stock-based compensation as required by Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment.”
/s/ KPMG LLP
St. Louis, Missouri
March 30, 2007